Exhibit 10.1

Exclusive Channel Partner & Distribution Agreement

between

BIN ZAYED PETROLEUM for INVESTMENT LTD

and

Hard Rock Solutions, LLC

a subsidiary of

Superior Drilling Products, Inc.

dated as of

June 26, 2022

**Certain information has been excluded from the exhibit in accordance with Item 601(b)(10) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exclusive Channel Partner & Distribution Agreement

This Exclusive Channel Partner & Distribution Agreement (the “Agreement”), dated as of June 26, 2022, is entered into by and between Hard Rock Solution, LLC, a Utah limited liability company (a subsidiary of Superior Drilling Products, Inc.), having an address at 1583 East 1700 South, Vernal, Utah 84078, USA (“Seller”), and Bin Zayed Petroleum for Investment Limited, a Seychelles registred company having an address at P.O. Box 11092 -17th Floor Emaar Boulevard Tower, Dubai, UAE (“Distributor”, and together with Seller, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, Seller is in the business of developing manufacturing, renting and selling certain Tools (as defined below), including the ‘Drill N Ream’ or ‘DNR’ for use in the upstream oil & gas drilling industry;

WHEREAS, Distributor is in the business of marketing and reselling products that are similar in kind and/or quality to the Tools;

WHEREAS, Distributor wishes to purchase the Tools from Seller and lease or rent the Tools to Customers (as defined below), subject to the terms and conditions of this Agreement; and

WHEREAS, Seller wishes to sell the Tools to Distributor and appoint Distributor as an exclusive distributor to lease or rent the Tools under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
Definitions

Capitalized terms have the meanings set out in this Section, or in the Section in which they first appear in this Agreement.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, this Person.

“Agreement” has the meaning set out in the preamble.

“Bribery Laws” has the meaning set out in Section 12.03.

“Business Day” means any day except Saturday, Sunday, or a federal or holiday in the United Arab Emirates.

“Claim” means any Action made or brought against a Person entitled to indemnification under ARTICLE XVIII.

“Committed Tools” has the meaning set out in Section 15.07.

“Competitive Transaction” has the meaning set out in Section 2.03.

“Confidential Information” has the meaning set out in ARTICLE XVI.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, regarding any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

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“Customer” means a purchaser that is (a) a Reseller located in the Territory who purchases Tools for further lease or rental to an End User (b) an End User, or (c) any affiliate of Distributor that does not engage in the use of the Tool for oil and gas drilling purposes.

“Delivery Point” means the street address specified in the applicable Purchase Order.

“Disclosing Party” has the meaning set out in Section 16.01.

“Dispute” has the meaning set out in Section 21.13.

“Dispute Notice” has the meaning set out in Section 21.13.

“Distributor” has the meaning set out in the preamble of this Agreement.

“Distributor Indemnified Party” has the meaning set out in Section 18.02.

“Distributor Indemnifying Party” has the meaning set out in Section 18.01.

“Effective Date” means June 26, 2022.

“End User” means the final paying Person that (a) has leased or rented a Tool from Distributor for (i) its own and its Affiliates’ internal use and not for sublease, resale, remarketing, or distribution or (ii) use in the process of drilling oil and gas wells in the upstream industry and (b) is an individual or entity, other than any federal, state or local agency, office, or division, located in the Territory.

“Force Majeure Event” has the meaning set out in Section 21.17.

“Forecast” means, regarding any 3-month period, a good faith forecast of Distributor’s purchasing demands for each calendar month during the period, by Tools, which approximates, as nearly as possible, based on information available at the time to Distributor, the Purchase Orders the Distributor will place in these future calendar months.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority, or quasi-governmental authority (to the extent that the rules, regulations, or orders of this organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

“Indemnified Party” means Seller Indemnified Party and Distributor Indemnified Party, collectively.

“Indemnifying Party” means Seller Indemnifying Party and Distributor Indemnifying Party, collectively.

“Initial Term” has the meaning set out in Section 15.01.

“Inspection Period” has the meaning set out in Section 9.04.

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“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software, and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; and (f) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights or forms of protection under the Laws of any jurisdiction throughout in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

“Level 1, Level 2 and Level 3 Service” shall each have the meanings set forth in Section 11.04(a).

“Limited Warranty” has the meaning set out in Section 17.02.

“Losses” has the meaning set out in Section 18.01.

“Market Penetration Expectations” means the jointly established expectations set out in Exhibit A.

“Nonconforming Tools” means any good received by Distributor from Seller under a Purchase Order that: (a) is not a Tool; (b) does not conform to the technical specifications for the Tools and/or as modified specifically listed in the applicable Purchase Order; or (c) on visual inspection, Distributor reasonably determines are otherwise defective.

“Non-Competitive Transaction” has the meaning set out in Section 2.04.

“Notice” has the meaning set out in Section 21.04.

“Party” has the meaning set out in the preamble to this Agreement.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations, and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Payment Failure” has the meaning set out in Section 15.03(a).

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

“Personnel” means agents, employees, or subcontractors engaged or appointed by Seller or Distributor.

“Price” has the meaning set out in Section 10.01.

“Purchase Order” means Distributor’s then-current standard form purchase order.

“Purchase Order Transaction Terms” means any one or more of the terms specified by Distributor in a Purchase Order under Section 8.03. For the avoidance of doubt, the term Purchase Order Transaction Terms does not include any general commercial terms or conditions of any Purchase Order.

“Receiving Party” has the meaning set out in Section 16.01.

“Renewal Term” has the meaning set out in Section 15.02.

“Representatives” means a Party’s Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors, and permitted assigns.

“Reseller” means the Distributor’s sub-agents, sub-lessors other resellers, who have been approved by Seller, who lease or rent Tools to End Users.

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“Seller” has the meaning set out in the preamble of this Agreement.

“Seller Indemnified Party” has the meaning set out in Section 18.01.

“Seller Indemnifying Party” has the meaning set out in Section 18.02.

“Seller’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Seller, including without limitation those Patents and Trademarks owned by Seller on Schedule 2.

“Seller’s Trademarks” means all Trademarks owned by or licensed to Seller and set out in Schedule 2.

“Term” has the meaning set out in Section 15.02.

“Territory” has the meaning set out in Schedule 3.

“Tools” means those tools manufactured by Seller that are identified in Schedule 1. For the purposes of ARTICLE IX, Tools are deemed to include Nonconforming Tools.

“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names, and domain names and other similar designations of source, sponsorship, association, or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

“US” means the United States of America.

ARTICLE II
Appointment and Relationship

Section 2.01 Exclusive Appointment. Seller hereby appoints Distributor, and Distributor accepts the appointment, to act as an exclusive distributor for the lease or rental (excluding any lease to own or similarly sales finance arrangements) of Tools to Customers located in the Territory during the Term solely in accordance with the terms and conditions of this Agreement. Distributor shall not directly or indirectly market, advertise, promote, lease or rent the Tools to any Person located outside the Territory, including leasing, renting, selling or distributing the Tools to any Person for ultimate resale to Persons outside the Territory. For purposes of clarification, Seller shall not, directly or indirectly through any agents, representatives, or distributors, except through Distributor hereunder, market, advertise, promote, sell, distribute, lease or rent the Tools in the Territory, other than to the Excluded Accounts. Seller may in its sole discretion lease, rent or sell the Tools to any other Person, including distributors, retailers, and Customers outside the Territory. By accepting this appointment, Distributor agrees to conform to all quality standards established from time to time by Seller for its distributors. These quality standards are subject to change by Seller on 30 Business Days’ prior Notice to Distributor.

Section 2.02 No Right to Appoint a Sub-distributor. Subject to Section 21.10, Distributor shall not, without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed or the completion of required documentation by Seller:

(a) Appoint any sub-distributor or other person or entity to lease, rent, sell or distribute in any manner the Tools at the wholesale or retail level; or

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(b) Lease, rent or sell the Tools to any person or entity who Distributor knows or has reason to believe is intending to sub-lease, rent or market the Tools other than to End Users.

Section 2.03 Restriction on Competitive Goods. This Agreement precludes Distributor from entering into an agreement with any other Person related to the lease, rental, sale or distribution of other goods, products or tools, which contain technology that is similar to or competitive with the Tools (a “Competitive Transaction”). Distributor agrees not to enter in a Competitive Transaction for the Term of this Agreement and for 2 years after the expiration or termination of this Agreement.

Section 2.04 Right to Sell Other Equipment. This Agreement does not preclude either Party from entering into an agreement with any other Person related to the lease, rental, sale or distribution of other goods, products, or tools, so long as the goods, products or tools being distributed do not contain technology that is similar to or competitive with the Tools (a “Non-Competitive Transaction”)

Section 2.05 Product Modifications, Deletions, and Additions. Seller may, without any liability to Distributor, from time to time (a) revise Schedule 1 to delete obsolete products or to add products that Seller deems appropriate in its sole discretion for lease, rental, or distribution by Distributor within the Territory, and/or (b) make changes, modifications, enhancements, or alterations to the Tools, which will then replace the prior Tools for purposes of this Agreement.

Section 2.06 Purchase of Existing Inventory. Notwithstanding anything to the contrary herein and as a material provision of this Agreement, Distributor agrees that, within 12 months from the Effective Date, Distributor shall purchase all of Seller’s existing inventory of the Tool(s) in the Territory, which is listed on Exhibit B.

ARTICLE III
No Franchise or Business Opportunity Agreement

Section 3.01 No Franchise or Business Opportunity Agreement. The Parties to this Agreement are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture, partnership, agency relationship, franchise, or business opportunity between Seller and Distributor. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of their personnel under this Agreement and will be solely responsible for their supervision, daily direction, and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise in this Agreement, Distributor has the sole discretion to determine Distributor’s methods of operation, Distributor’s accounting practices, Distributor’s personnel practices, Distributor’s advertising and promotion, Distributor’s customers, and Distributor’s service areas and methods. The relationship created hereby between the parties is solely that of Seller and Distributor. If any provision of this Agreement is deemed to create a franchise relationship between the parties, then the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties’ original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a distribution agreement and not a franchise agreement.

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ARTICLE IV
Terms of Agreement Prevail Over Distributor’s Purchase Order

Section 4.01 Terms of Agreement Prevail Over Distributor’s Purchase Order. This Agreement is expressly limited to the terms of this Agreement and the Purchase Order Transaction Terms contained in the applicable Purchase Order. The terms of this Agreement prevail over any terms or conditions contained in any other documentation related to the subject matter of this Agreement and expressly exclude any of Distributor’s general terms and conditions contained in any Purchase Order or other document issued by Distributor.

ARTICLE V
General Distributor Performance Obligations

Section 5.01 Maintaining Facilities and Inventory. Distributor shall, in good faith and at its own expense:

(a) maintain a place or places of business in the Territory, including adequate office, storage, and warehouse facilities and all other facilities as required for Distributor to perform its duties under this Agreement; and

(b) purchase and maintain at all times a representative quantity of each Tool sufficient for and consistent with the Distributor’s Customers’ needs.

Section 5.02 Marketing, and Renting, or Leasing Tools. Subject to Section 5.06, Distributor shall, in good faith and at its own expense:

(a) market, advertise, promote, lease and rent the Tools to Customers located in the Territory consistent with good business practice, in each case using its best efforts to maximize the sales volume of the Tools;

(b) establish and maintain a sales and marketing organization sufficient to develop to the satisfaction of Seller the market potential for the lease and rental of the Tools, independent sales representatives, and a distribution organization and facilities sufficient to make the Tools available by Distributor to each Customer immediately on receipt of order;

(c) only lease or rent or offer to lease or rent the Tools that Distributor currently has in inventory or that have been ordered from Seller and which order has been accepted by Seller as available for delivery to Distributor unless Distributor has received prior written authorization from Seller;

(d) develop and execute a marketing plan sufficient to fulfill its obligations under this Agreement;

(e) have sufficient knowledge of the industry and products competitive with each Tool (including specifications, features, and benefits) to be able to explain in detail to the Customers:

(i) the differences between the Tool and any competing products and technology; and

(ii) information on standard protocols and features of each Tool;

(f) observe all reasonable directions and instructions given to it by Seller concerning the marketing, advertisement, and promotion of the Tools to the extent that these marketing materials, advertisements, or promotions refer to the Tools or otherwise use Seller’s Trademarks;

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(g) in all contact between Distributor and any Customer, Distributor must identify to the Customer Distributor’s full legal name, trade name, or both;

(h) market, advertise, promote, lease, and rent Tools and conduct business in a manner that always reflects favorably on the Tools and the good name, goodwill, and reputation of Seller; and

(i) promptly Notify Seller of any complaint or adverse claim about any Tool or its use of which Distributor becomes aware.

Section 5.03 Reporting and Recordkeeping. Distributor shall, at its own expense:

(a) submit to Seller complete and accurate reports (at least monthly) reports of inventory, marketing, and rental information (including revenue, days rented, number of runs, performance data) of the Tools and the name and address of the Customers to whom the Tools are sold, in a computer-readable format acceptable to Seller; and

(b) maintain books, records, and accounts of all transactions and activities covered by this Agreement and permit full examination thereof by Seller and its Representatives in accordance with ARTICLE XIV.

Section 5.04 Authority to Perform Under this Agreement. Distributor shall, at its own expense, obtain and maintain required certifications, credentials, licenses, and permits necessary to conduct business in accordance with this Agreement.

Section 5.05 Government Approval. If at any time during the Term any notification, registration, or approval is required for giving legal effect in any applicable jurisdiction to this Agreement or the transactions contemplated under this Agreement, Distributor shall:

(a) immediately take whatever steps may be necessary to properly notify, register, or obtain approval;

(b) be responsible for any charges incurred in connection with notifying, registering, or obtaining this approval; and

(c) keep Seller currently informed of its efforts regarding this Section 5.05.

Seller is not obligated to ship any Tools or other materials to Distributor under this Agreement until Distributor has provided Seller with satisfactory evidence that this approval, notification, or registration is not required or that it has been obtained.

Section 5.06 Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, Distributor, Distributor Personnel, or any Customer approved by Seller to sublease the Tools shall:

(a) engage in any unfair, competitive, misleading, or deceptive practices respecting Seller, Seller’s Trademarks or the Tools;

(b) market or distribute the Tools other than in the form as delivered by Seller to Distributor under this Agreement;

(c) lease, rent or sell or offer to lease, rent or sell any of the Tools outside the Territory;

(d) ship or otherwise deliver Tools to any facility in a location that has not been approved by Seller or is outside the Territory; and

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(e) during the Term cease to function actively as a full-service distributor of Seller’s Tools.

ARTICLE VI
Seller Performance Obligations

Section 6.01 Seller Performance Obligations. During the Term Seller shall:

(a) provide any information and support in the Territory that may be reasonably requested by Distributor regarding the marketing, advertising, promotion, and lease or rental of Tools sold to Distributor under this Agreement and Seller will promptly provide to Distributor free of charge all subsequent information, data, and operational knowledge for the Tools as it becomes available;

(b) allow Distributor to participate, at its own expense, in any marketing, advertising, promotion, and sales programs;

(c) approve or reject, in its reasonable discretion, any promotional information or material submitted by Distributor for Seller’s approval within 20 Business Days of receipt; and

(d) provide promotional information and material free of charge for use by Distributor in accordance with this Agreement.

Section 6.02 Support and Training.

For the term of the Agreement, Seller shall provide Distributor with reasonable technical support for the Tools at no charge. If Distributor requests that Seller’s technical support Personnel travel, Distributor shall pay Seller a day rate plus reasonable out of pocket expenses incurred by Seller for such technical support Personnel services and travel.

ARTICLE VII
NOT USED

ARTICLE VIII
Order Procedure

Section 8.01 Non-Binding Forecasts of Distributor Demand. No later than 30 Business Days prior to the first day of each calendar quarter, Distributor shall deliver to Seller a Forecast for the period beginning with the first day of the calendar quarter. The Forecasts are for information purposes only and do not create any binding obligations on behalf of either Party.

Section 8.02 Purchase Order. Distributor shall issue all Purchase Orders to Seller in written form via email and cause all Purchase Orders to contain the Purchase Order Transaction Terms. By placing a Purchase Order, Distributor makes an offer to purchase Tools under the terms and conditions of this Agreement, including the Purchase Order Transaction Terms, and on no other terms. Except regarding the Purchase Order Transaction Terms, any variations made to the terms and conditions of this Agreement by Distributor in any Purchase Order are void and have no effect.

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Section 8.03 Purchase Order Transaction Terms.

Distributor shall specify the following information (collectively, the “Purchase Order Transaction Terms”) in each Purchase Order:

(a) a list of Tools to be purchased (with product size/type specified);

(b) quantities ordered;

(c) requested delivery date; and

(d) Delivery Point.

Section 8.04 Seller’s Right to Accept or Reject Purchase Orders. Seller may refuse anyPurchase Order, but in the event of any Purchase Order refusal by Seller, Seller shall always provide Distributor with a reasonable explanation acceptable for such rejection. Seller may accept any Purchase Order by confirming the order (whether by written confirmation, invoice, or otherwise) or by delivering the Tools, whichever occurs first. No Purchase Order is binding on Seller unless accepted by Seller as provided in this Agreement.

Section 8.05 Cancellation of Purchase Orders.

(a) Seller may, in its sole discretion, without liability or penalty, cancel any Purchase Order placed by Distributor and accepted by Seller, in whole or in part:

(i) if Seller discontinues its sale of Tools or reduces or allocates its inventory of Tools; or

(ii) if Seller determines that Distributor is in violation of its payment obligations under or is in breach of this Agreement.

(b) Without the express written consent of Seller, Distributor has no right to cancel or amend any Purchase Order submitted by it.

Section 8.06 Market Penetration Expectations. Distributor shall meet the Market Penetration Expectations for each year of this Agreement (which are set forth in Exhibit A). The Parties shall jointly collaborate to set the Market Penetration Expectations for the following calendar year by October of each year.

ARTICLE IX
Shipment and Delivery

Section 9.01 Shipment. Unless expressly agreed to by the Parties in writing, Distributor shall select the method of shipment of and the carrier for the Tools. Seller may, in its sole discretion, without liability or penalty, make partial shipments of Tools to Distributor. Each shipment constitutes a separate sale, and Distributor shall pay for the units shipped, whether the shipment is in whole or partial fulfillment of a Purchase Order.

Section 9.02 Delivery. Unless expressly agreed to by the Parties, Seller shall deliver the Tools to the Delivery Point, using Seller’s or manufacturer’s standard methods for packaging and shipping the Tools. All Prices are EXW (Incoterms 2022). Unless otherwise agreed in a Purchase Order, all Tools shall be delivered pursuant to EXW (Incoterms 2022); provided that Seller shall always prepare the Tools for export and assist with loading onto Distributor’s carrier of choice.

Section 9.03 Late Delivery. Any time quoted for delivery is an estimate only; provided, however, that Seller shall use commercially reasonable efforts to deliver all Tools on or before the requested delivery date. Seller is not liable for or in respect of any loss or damage arising from any delay in filling any order, failure to deliver, or delay in delivery. No delay in the shipment or delivery of any Tool relieves Distributor of its obligations under this Agreement, including accepting delivery of any remaining installment or other orders of Tools.

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Section 9.04 Inspection. Distributor shall inspect Tools received under this Agreement within 5 Business Days of receipt (the “Inspection Period”) of the Tools and either accept or, if any Tools are Nonconforming Tools, reject these Tools. Distributor will be deemed to have accepted the Tools unless it Notifies Seller in writing of any Nonconforming Tools during the Inspection Period and furnishes written evidence or other documentation as required by Seller. If Distributor timely Notifies Seller of any Nonconforming Tools, Seller shall determine, in its sole discretion, whether the Tools are Nonconforming Tools. If Seller determines that the Tools are Nonconforming Tools, it shall either, in its sole discretion replace or repair the Nonconforming Tools.

Distributor shall ship/transport all Nonconforming Tools to Seller’s facility located in Dubai, United Arab Emirates or any other facility designated by Seller. If Seller exercises its option to replace Nonconforming Tools, Seller shall, after receiving Distributor’s shipment of Nonconforming Tools, ship the replaced Tools to Distributor at/to the Delivery Point. If Seller exercises its option to repair the Nonconforming Tools, Seller shall repair in accordance with its internal policies and ship the repaired Tools to Distributor at/to the Delivery Point.

Distributor acknowledges and agrees that the remedies set out Section 9.04 are Distributor’s exclusive remedy for the delivery of Nonconforming Tools, subject to Distributor’s rights Section 17.02 and Section 17.04 regarding any Nonconforming Tools for which Distributor has accepted delivery under this Section 9.04.

Section 9.05 Limited Right of Return. Except as provided under Section 9.04, Section 17.02 and Section 17.04, all sales of Tools to Distributor under this Agreement are made on a one-way basis and Distributor has no right to return Tools purchased under this Agreement.

Section 9.06 Title and Risk of Loss.

(a) Title to Tools shipped under any Purchase Order passes to Distributor on receipt of the Tools by Distributor or payment in full by Distributor for such Tools, whichever is later.

(b) Risk of loss to Tools shipped under any Purchase Order passes to Distributor on in accordance with EXW (Incoterms 2022).

ARTICLE X
Price and Payment

Section 10.01 Tool Purchase Price. Distributor shall purchase the Tools from Seller at the prices set out in Seller”s distributor price list in effect when the Seller accepts the related Purchase Order, but only if they differ from those on Exhibit C, which shall be reviewed and updated by Seller not more than annually but always prior to the next calendar year (“Prices”).

Section 10.02 Distributor 55% - Seller 45% Total Revenue Split. Parties will participate in annual review process to insure that the total revenue generated per DNR tool is staying within the 55/45 revenue split. Beginning one year from the execution of this agreement parties will review individual tool revenue, along with tool life and forcasted revenue for each DNR tool. This review process is to monitor that the Distributor recive 55% of the total projected revenue of each DNR Tool and Seller is to recive 45% of the total projected revenue. Exhibit C shows examples of this Total Revenue Split based on actuals that seller has demonstrated in the MENA region.

Section 10.03 Shipping Charges, Insurance, and Taxes. Distributor shall pay for shipping charges and insurance costs in accordance with ARTICLE IX. All Prices are exclusive of all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any Governmental Authority on any amounts payable by Distributor under this Agreement. Distributor is responsible for all charges, costs, and taxes; provided, that, Distributor is not responsible for any taxes imposed on, or regarding Seller”s income, revenues, gross receipts, Personnel or real or personal property, or other assets.

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Section 10.04 Payment Terms. Seller shall issue a periodic invoice to Distributor for all Tools shipped pursuant to a Purchase Order, whether such Tool is new or refurbished. Distributor shall pay all invoiced amounts due to Seller within 60 Business Days from the date of the invoice. Distributor shall make all payments in US Dollars (USD) by check or wire transfer in accordance with the following wire instructions:

ABA Number: TBD

Account Number: TBD

Bank Address: TBD

Attn: Hard Rock Solutions, LLC

Section 10.05 Invoice Disputes. Distributor shall Notify Seller in writing of any dispute with any invoice (along with a reasonably detailed dispute description) within 20 Business Days from the date of the invoice. Distributor will be deemed to have accepted all invoices for which Seller does not receive timely Notice of disputes and shall pay all undisputed amounts due under these invoices within the period set out in Section 10.03. The Parties shall seek to resolve all disputes expeditiously and in good faith in accordance with the dispute resolution provisions set out in Section 21.13. Notwithstanding anything to the contrary, Distributor shall continue performing its obligations under this Agreement during any dispute, including, without limitation, Distributor’s obligation to pay all due and undisputed invoice amounts in accordance with the terms and conditions of this Agreement.

Section 10.06 Late Payments. Except for invoiced payments that Distributor has successfully disputed, Distributor shall pay interest on all late payments, calculated daily and compounded monthly at the lesser of the rate of 12% per month or the highest rate permissible under applicable Law. Distributor shall also reimburse Seller for all costs reasonably incurred in collecting any late payments, including, without limitation, attorneys’ fees. In addition to all other remedies available under this Agreement or at Law (which Seller does not waive by the exercise of any rights under this Agreement), Seller may (a) suspend the delivery of any Tools if Distributor fails to pay any undisputed amounts when due under this Agreement and (b) terminate this Agreement under the terms of Section 15.03(b).

Section 10.07 No Setoff. Distributor shall perform its obligations under this Agreement without setoff, deduction, recoupment, or withholding of any kind for amounts owed or payable by Seller, whether relating to Seller’s or Seller’s Affiliates’ breach, bankruptcy, or otherwise and whether under this Agreement, any Purchase Order, any other agreement between (a) Distributor or any of its Affiliates and (b) Seller or any of its Affiliates, or otherwise.

ARTICLE XI
PRICING and service of the Tools

Section 11.01 Credit Risk to Customers. Distributor is responsible for all credit risks regarding, and for collecting payment for, all amounts invoiced to third parties (including Customers), whether Distributor has made full payment to Seller for the Tools. The inability of Distributor to collect the purchase price for any product does not affect Distributor’s obligation to pay Seller for any Tool.

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Section 11.02 Pricing to Customers. The range of daily rental, per foot or per well amounts to be charged by Distributor to a Customer for lease or rental of a Tool shall be determined by the size of the Tool, the conditions of the geographic market where the Tools are deployed, wear expectations and Customer acceptance. Distributor may change the rental charges to a Customer from time to time upon advance written notice to Seller. The Parties shall jointly collaborate to set lease and rental prices to all Customers and/or End Users based on each Party’s knowledge of the market, the Market Penetration Expectations and ongoing market conditions for the Tools. For the avoidance of doubt, all pricing to Customers for the Tools shall be acceptable to each Party.

Section 11.03 Not Used.

Section 11.04 Service of the Tools.

(a) After every run of the Tool(s), Seller’s digital dull grading system in coordination with a representative of Seller must be used by Distributor or its agents to evaluate the Tool(s) for a pass or fail grade to determine re-run, repair, or cut-out.

(b) The Tools shall be serviced as follows:

(i) Distributor will have the right to provide only basic inspection and connection repair (“Level 1 Service”); and

(ii) Seller will provide cutter replacement (“Level 2 Service”) and refurbishing (“Level 3 Service”).

(c) For Level 2 and Level 3 Service by Seller, Distributor shall ship Tools to Seller DAP (Incoterms 2022) Seller’s Dubai, United Arab Emirates or another facility designated by Seller and Seller shall ship tools back to Distributor’s locations, EXW (Incoterms 2022).

(d) All pricing for the Level 1 Service, Level 2 Service and Level 3 Service is set forth on Exhibit C. Seller reserves the right to update the service pricing at its sole discretion but not more than 2 times in any calendar year.

ARTICLE XII
Compliance with Laws

Section 12.01 General Compliance With Laws Representation and Warranty. Distributor represents and warrants to Seller that it is in compliance all Laws applicable to this Agreement, the Tools, and the operation of its business.

Section 12.02 General Compliance With Laws Covenant. Distributor shall always comply with all Laws except to the extent that the failure could not, in the aggregate, reasonably be expected to have a material adverse effect on Distributor’s business or its ability to comply with its obligations under this Agreement. Without limiting the generality of the foregoing, each party shall always, at its own expense, obtain and maintain all certifications, credentials, authorizations, licenses, and permits necessary to conduct that portion of its business relating to the exercise of its rights and the performance of its obligations under this Agreement.

Section 12.03 Distributor shall:

(a) Comply with all Laws, local regulations, statutes, regulations, and codes relating to anti-bribery and anti-corruption including but not limited to the United States Foreign Corrupt Practices Act of 1977 (P. L. 95-213) (the “Bribery Laws”);

(b) Covenant that it will not take any action which would constitute a violation of the Bribery Laws;

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(c) Have and shall maintain in place throughout the term of this Agreement its own policies and procedures to ensure compliance with the Bribery Laws, and will enforce them where appropriate;

(d) Covenant that it shall immediately report to Seller any request or demand for any undue financial or other advantage of any kind received by Distributor in connection with the performance of this Agreement;

(e) Represent and warrant that none of its partners, owners, principals, staff members/employees or their child, spouse or other close relative is presently an official, officer or representative of any government or political party or candidate for political office;

(f) Warrant that it has not to date offered, given or promised any prohibited payment under the Bribery Laws in connection with establishing or maintaining any business, entering into or securing any necessary approvals or engaging in any other business-related activity;

(g) Distributor agrees to promptly notify Seller in the event circumstances shall change so as to cause any of the representations and warranties contained herein to become inaccurate;

(h) Distributor shall not appoint any sub-agents or other parties acting on Seller’s behalf without the prior written approval of Seller.

(i) Covenant that it shall immediately notify Seller in writing if there is any change in management or organization of provider or a foreign public official becomes an officer or employee of Distributor or acquires a direct or indirect interest in Distributor; and

(j) Within 1 month of the date of this Agreement, and annually thereafter, certify to Seller in writing signed by an officer of Distributor, compliance with this Section 12. Distributor shall provide such supporting evidence of compliance as Seller may reasonably request.

Section 12.04 In the event of termination pursuant to this Section 12, Distributor shall have the duty to disgorge and refund to Seller the full amount of any commissions it has received as a result of sales or activities performed in violation of the terms of this Agreement.

Section 12.05 DISTRIBUTOR IS FAMILIAR WITH AND UNDERSTANDS THE BRIBERY LAWS AND EXPRESSLY AGREES TO COMPLY IN ALL RESPECTS WITH THE BRIBERY LAWS AND SELLER’S POLICIES AND PROCEDURES RELATED TO THE BRIBERY LAWS, WHICH MAY BE IN EFFECT FROM TIME TO TIME.

Section 12.06 If Seller learns of or has a good faith belief that Distributor or any subsidiary or other affiliated entity has breached (including Distributor’s actual breach) of this Section 12 shall be deemed a breach of Section 15.03(d).

Section 12.07 Distributor shall comply with all export and import laws of the United States of America. Distributor assumes all responsibility for shipments of Tools requiring any government import clearance.

ARTICLE XIII
Intellectual Property Rights

Section 13.01 Ownership. Subject to the express rights and licenses granted by Seller in this Agreement, Distributor acknowledges and agrees that:

(a) all Seller’s Intellectual Property Rights are the sole and exclusive property of Seller or its licensors;

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(b) Distributor shall not acquire any ownership interest in any of Seller’s Intellectual Property Rights under this Agreement;

(c) any goodwill derived from the use by Distributor of Seller’s Intellectual Property Rights inures to the benefit of Seller or its licensors, as the case may be;

(d) if Distributor acquires any Intellectual Property Rights in or relating to any product (including any Tool) purchased under this Agreement (including any rights in any Trademarks, derivative works, or patent improvements relating thereto), by operation of law, or otherwise, these rights are deemed and are hereby irrevocably assigned to Seller or its licensors without further action by either Party; and

(e) Distributor shall use Seller’s Intellectual Property Rights solely for the purposes of performing its obligations under this Agreement and only in accordance with this Agreement and the instructions of Seller.

Section 13.02 Seller’s Trademark License Grant. This Agreement does not grant either Party the right to use the other Party’s or their Affiliates’ Trademarks except as set out under this Section 13.02. Subject to the terms and conditions of this Agreement, Seller hereby grants to Distributor a non-exclusive, non-transferable, and non-sublicensable license to use Seller’s Trademarks in the Territory during the Term solely on or in connection with the promotion, advertising, and lease or rental of the Tools in accordance with the terms and conditions of this Agreement. Distributor will promptly discontinue the display or use of any Trademark or change how a Trademark is displayed or used regarding the Tools when requested by Seller. Other than the express licenses granted by this Agreement, Seller grants no right or license to Distributor, by implication, estoppel, or otherwise, to the Tools or any Intellectual Property Rights of Seller.

Section 13.03 License to Translated Marketing Materials and Other Documentation. To the extent that Distributor translates or causes to be translated, any of Seller’s marketing materials, user manuals, or other documentation, Distributor hereby irrevocably assigns all copyrights in these translations to Seller, subject to a non-exclusive, non-transferable, and non-sublicensable license to Distributor, hereby granted by Seller, to use the translations in the Territory during the Term solely on or in connection with the promotion, advertising, lease or rental, or use of the Tools permitted under this Agreement.

Section 13.04 Use of the Names “Superior”, “Hard Rock” and “Drill N Ream” By Distributor.

(a) Distributor is authorized to refer to and advertise itself as an authorized distributor of the Tools in the Territory. Any use of the names “Superior” and “Drill N Ream” by Distributor in connection with its distribution or lease and rental of the Tools or advertising of the name names “Superior”, “Hard Rock” and “Drill N Ream” is at the Distributor’s sole cost and expense.

(b) Distributor shall not use the names “Superior” and “Drill N Ream” or any Trademark:

(i) on, directly, or indirectly in connection with, any place of business or other facility that is not used for, or directly related to, the marketing of the Tools;

(ii) on, or directly or indirectly in connection with, any place of business or other facility that is located outside the Territory;

(iii) on, or directly or indirectly in connection with, signs, letterheads, advertising, or other promotional materials, or otherwise, in a manner that would indicate that Distributor has any place of business or other facility located outside the Territory that is used for or related to the lease or rental of Tools; or

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(iv) in, or directly or indirectly as a part of, the trade, corporate, or firm name or style of Distributor or any division, subsidiary, or affiliate thereof.

Section 13.05 Prohibited Acts. Distributor shall not:

(a) take any action that interferes with any of Seller’s rights in or to Seller’s Intellectual Property Rights, including Seller’s ownership or exercise thereof;

(b) challenge any right, title, or interest of Seller in or to Seller’s Intellectual Property Rights;

(c) make any claim or take any action adverse to Seller’s ownership of Seller’s Intellectual Property Rights;

(d) register or apply for registrations, anywhere in the world, for Seller’s Trademarks or any other Trademark that is similar to Seller’s Trademarks or that incorporates Seller’s Trademarks in whole or in confusingly similar part;

(e) use any mark, anywhere, that is confusingly similar to Seller’s Trademarks;

(f) engage in any action that tends to disparage, dilute the value of, or reflect negatively on the products purchased under this Agreement (including Tools) or any Seller Trademark;

(g) misappropriate any of Seller’s Trademarks for use as a domain name without prior written consent from Seller;

(h) alter, obscure, or remove any of Seller’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Tools), marketing materials, or other materials that Seller may provide; and

(i) subject to Section 13.02 and Section 13.04, place Seller’s name or any of Seller’s Trademarks:

(i) on, or directly or indirectly in connection with, any place of business or other facility that is not used for, or directly related to, the marketing of the Tools;

(ii) on, or directly or indirectly in connection with, any place of business or other facility that is located outside the Territory;

(iii) on, or directly or indirectly in connection with, signs, letterheads, advertising, or other promotional materials, or otherwise, in a manner that would indicate that Distributor has any place of business or other facility located outside the Territory that is used for or related to the lease, rental or sale of the Tools; or

(iv) in, or directly or indirectly as part of, the trade, corporate, or firm name or style of Distributor or any division, subsidiary, or affiliate thereof.

Section 13.06 No Continuing Rights. On expiration or earlier termination of this Agreement:

(a) Distributor’s rights under Section 13.02 and Section 13.04 cease immediately; and

(b) Distributor shall immediately cease all display, advertising, promotion, and use of all of Seller’s Trademarks and shall not thereafter use, advertise, promote, or display any trademark, trade name, or product designation or any part thereof that is similar to or confusing with Seller’s Trademarks or with any trademark, trade name, or product designation associated with Seller or any Tool.

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ARTICLE XIV
Audit and Inspection Rights

Section 14.01 Audit Rights. On reasonable request, during the Term and within 1 year after the expiration or earlier termination of this Agreement, Seller may audit Distributor’s files relating to its sales, marketing, and inventory of Tools regarding transactions that took place in the immediately preceding 24 months. Seller may conduct any audit under this Section 14.01 at any time during regular business hours and no more frequently than semi-annually.

Section 14.02 Inspection Rights. During the Term Distributor shall, on reasonable request, make available for physical inspection by Seller at any time during regular business hours all Tools in Distributor’s inventory.

ARTICLE XV
Term; Termination

Section 15.01 Initial Term. The term of this Agreement commences on the Effective Date and continues for a period of 3 years, unless and until earlier terminated as provided under this Agreement or applicable Law (the “Initial Term”).

Section 15.02 Renewal Term. On expiration of the Initial Term, Distributor shall have the exclusive option to have this Agreement automatically renew for additional successive periods of at least 6-month terms unless and until either Party provides Notice of nonrenewal at least 3 calendar months before the end of the then-current term, or unless and until earlier terminated as provided under this Agreement or applicable Law (each a “Renewal Term” and together with the Initial Term, the “Term”). If the Term is renewed for any Renewal Term(s) pursuant to this Section, the terms and conditions of this Agreement during each such Renewal Term are the same as the terms in effect immediately before such renewal, subject to any change in Prices payable for the Tools and payment terms during the applicable Renewal Term as set out in ARTICLE X or changes to or in the availability of the Tools as set out in Section 7.02. If either Party provides timely Notice of its intent not to renew this Agreement, then, subject to Section 15.01, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the then-current Term.

Section 15.03 Seller’s Right to Terminate. Seller may terminate this Agreement by providing Notice to Distributor:

(a) if Distributor fails to pay any amount when due under this Agreement (“Payment Failure”) and the failure continues for 45 days after Distributor’s receipt of Notice of nonpayment;

(b) if within any 12-month period, 3 or more Payment Failures occur;

(c) if Distributor breaches any provisions of Section 12;

(d) if Distributor breaches any provision of this Agreement (other than a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Distributor within 20 Business Days after Distributor’s receipt of Notice of such breach;

(e) under and in accordance with Section 3.01, Section 8.06 and Section 10.04;

(f) if Distributor becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors, or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due;

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(g) if Distributor fails to observe or perform any term, covenant, or condition of Distributor under any agreement with Seller, other than this Agreement, and the default continues beyond any grace period set out in the other agreement for the remedying of the default; or

(h) if Distributor undergoes a change of Control, in any case without Seller’s prior written consent.

Any termination under this Section 15.03 is effective on Distributor’s receipt of Seller’s Notice of termination or any later date set out in the Notice.

Section 15.04 Distributor’s Right to Terminate. Distributor may terminate this Agreement by providing Notice to Seller:

(a) if Seller breaches any material provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured (or cure is significantly underway) by Seller within 20 Business Days after Seller’s receipt of Notice of such breach;

(b) if Seller becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due; or

(c) in the event of a Force Majeure Event affecting Seller’s performance under this Agreement for more than 90 consecutive Business Days.

Any termination under this 15.04 is effective on Seller’s receipt of Distributor’s Notice of termination or any later date set out in the Notice.

Section 15.05 Effect of Expiration or Termination.

(a) The Term’s expiration or earlier termination does not affect any rights or obligations that:

(i) are to survive the expiration or earlier termination of this Agreement under Section 21.03; and

(ii) were incurred by the Parties before the expiration or earlier termination; provided that all indebtedness of Distributor to Seller of any kind is immediately due and payable on the effective date of the Term’s expiration or earlier termination, without further notice to Distributor.

(b) Unless otherwise agreed by the Parties, any Notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Tools to Distributor that are scheduled to be made after the effective date of termination, whether or not any orders for the Tools had been accepted by Seller. Regarding any Tools that are still in transit on termination of this Agreement, Seller may require, in its sole and absolute discretion, that all sales and deliveries of the Tools be made on either a cash-only or certified check basis.

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(c) Subject to Section 15.06, on the expiration or earlier termination of this Agreement, Distributor shall promptly:

(i) cease to represent itself as Seller’s authorized distributor regarding the Tools, and shall otherwise desist from all conduct or representations that might lead the public to believe that Distributor is authorized by Seller to lease, rent, or sell the Tools;

(ii) return to Seller or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Seller’s Confidential Information;

(iii) permanently erase all of Seller’s Confidential Information from its computer systems; and

(iv) certify in writing to Seller that it has complied with the requirements of this Section 15.05.

(d) Subject to Section 15.05(a), the Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement.

Section 15.06 Not Used.

Section 15.07 Seller’s Buy-Back Right. Within 30 Days following the Term’s expiration or earlier termination, Distributor shall Notify Seller in writing of the description and quantity of all Tools in Distributor’s remaining inventory. In the Notice, in addition to Distributor’s full inventory list, Distributor shall separately identify which of those Tools Distributor is then contractually obligated to lease or rent to one or more Customers (“Committed Tools”). On or before the 45th Business Day after Seller receives the Notice and Distributor’s inventory list; Seller shall evaluate and inspect Distributor’s inventory and fleet of Tools to determine whether Seller desires to purchase any Tools owned by Distributor. Thereafter, Seller may, in its sole discretion, offer to purchase all or a portion of any remaining inventory (other than Committed Tools) free of all liens, claims, or encumbrances, at a price equal to the lesser of Distributor’s cost therefor, Seller’s then-prevailing price for distributors or the fair market value of each individual Tool (where fair market value shall be reasonably determined by an oilfield equipment appraiser of Seller’s sole designation). Distributor must accept Seller’s offer and promptly deliver, at Distributor’s expense and risk of loss, the ordered Tools to Seller’s designated carrier for delivery to Seller. Seller shall pay the repurchase price to Distributor either by:

(a) the issuance of a credit against any indebtedness of Distributor to Seller; or

(b) if the repurchase price exceeds the indebtedness, by payment of the excess to Distributor within 30 Business Days after delivery to Seller.

ARTICLE XVI
Confidentiality

Section 16.01 Protection of Confidential Information. From time to time during the Term, either Party (as “Disclosing Party”) may disclose or make available to the other Party (as “Receiving Party”) information about its business affairs, goods, and services, forecasts, confidential information, and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information; such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated, or otherwise identified as “confidential”, constitutes “Confidential Information” hereunder. Confidential Information excludes information that at the time of disclosure:

(a) is or becomes generally available to and known by the public other than because of, directly or indirectly, any breach of this ARTICLE XVI by Receiving Party or any of its Representatives;

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(b) is or becomes available to Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c) was known by or in the possession of Receiving Party or its Representatives before being disclosed by or on behalf of Disclosing Party;

(d) was or is independently developed by Receiving Party without reference to or use of, in whole or in part, any of Disclosing Party’s Confidential Information; or

(e) must be disclosed under applicable Law.

Receiving Party shall, for 3 years from receipt of any such Confidential Information:

(i) protect and safeguard the confidentiality of Disclosing Party’s Confidential Information with at least the same degree of care as Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(ii) not use Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(iii) not disclose any such Confidential Information to any Person, except to Receiving Party’s Representatives who need to know the Confidential Information to assist Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

Receiving Party shall be responsible for any breach of this ARTICLE XVI caused by any of its Representatives. The provisions of this Article XVI shall survive termination or expiration of this Agreement for any reason for a period of 2 years after such termination or expiration. On the expiration or earlier termination of this Agreement, at Disclosing Party’s written request, Receiving Party and its Representatives shall, under Section 15.05, promptly return or destroy all Confidential Information including copies that it has received under this Agreement.

In the event of any conflict between the terms and provisions of this Article XVI and those of any other provision in this Agreement, the terms and provisions of this Article XVI will prevail.

ARTICLE XVII
Representations and Warranties

Section 17.01 Distributor’s Representations and Warranties. Distributor represents and warrants to Seller that:

(a) it is a limited entity formed and duly organized, validly existing, and in good standing in the jurisdiction of its organization;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c) it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement, and to perform its obligations under this Agreement;

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(d) the execution of this Agreement by its Representative whose signature is set out at the end hereof has been duly authorized by all necessary action of Distributor; and

(e) when executed and delivered by each of Seller and Distributor, this Agreement will constitute the legal, valid, and binding obligation of Distributor, enforceable against Distributor in accordance with its terms.

Section 17.02 Limited Product Warranty. Subject to the provisions of Section 17.03, Section 17.04, and Section 17.05, Seller makes certain limited warranties regarding the Tools (the “Limited Warranties”) solely to Distributor:

(a) New Tools. In the case of the purchase of new Tools, and solely for the benefit of Distributor, Seller warrants, for a period of 12 months from delivery or the date of first run/use of the Tool, whichever is earlier, that new Tools shall conform to the material and technical specifications set forth in any Purchase Order. If the new Tools fail to conform with such specifications upon inspection by Seller, Seller will, at its option and as Buyer’s sole remedy, either repair or replace such defective Tools with the type originally and return in accordance with the provisions of Section 9.04.

(b) Refurbished/Overhauled Tools. Seller warrants that for a period of 3 months from the date of delivery by Seller or the date of first run/use of the Tool, whichever is earlier, that overhauled Tools will be free from defects in workmanship. If the overhauled Tools fail to conform with such warranty upon inspection by Seller, Seller will, at its option and as Buyer’s sole remedy, either repair or replace such defective Tools with the type originally furnished in accordance with the provisions of Section 9.04. This warranty expressly assumes that parts normally considered consumables (including, but not limited to rubber goods, seals (rubber, polymer and/or metallic) and/or bearings, are replaced during overhaul. If Distributor requests that such parts not be replaced, Seller hereby disclaims any warranty for said overhauled Tools.

(c) Service/Repair of Tools. Seller warrants that any repair services to be provided pursuant to this Agreement shall conform to the material aspects of the specifications set forth in the Agreement. Seller shall re-perform that part of the non-conforming Services, provided Seller is notified by Distributor prior to any run/use of the Tool.

No warranty is extended to Distributor under this Agreement. Distributor shall not provide any warranty regarding any Tool other than the Seller warranty described in this Section 17.02.

Section 17.03 Warranty Limitations. Limited Warranties do not apply where the Tool:

(a) has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions, or use contrary to any instructions issued by Seller;

(b) has been reconstructed, repaired, or altered by Persons other than Seller or its authorized Representative; or

(c) has been used with any third-party product, hardware, or product that has not been previously approved in writing by Seller.

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Section 17.04 Extent of Liability. During any effective warranty period, regarding any Defective Tools:

(a) notwithstanding anything in this Agreement to the contrary, Seller’s liability under any Limited Warranty is discharged, in Seller’s sole discretion and at its expense, by repairing or replacing the Defective Tools; or

(b) Distributor or Customer is responsible for all costs and risk of loss associated with the delivery of Defective Tools to Seller or Seller’s agent designated for this purpose located at Dubai, United Arab Emirates or any other facility designated by Seller (subject to change on receipt of Notice from Seller) for warranty repair or replacement;

All claims for breach of a Limited Warranty must be received by Seller no later than 20 Business Days after the expiration of the limited warranty period of the Tool.

Distributor has no right to return for repair, replacement, credit, or refund any Tool except as set out in this Section 17.04. Distributor shall not reconstruct, repair, alter, or replace any Tool, in whole or in part, either itself or by or through any third party.

SECTIONS 17.03 AND 17.04 SETS FORTH DISTRIBUTOR’S SOLE REMEDY AND SELLER’S ENTIRE LIABILITY FOR ANY BREACH OF ANY WARRANTY RELATING TO THE TOOLS.

Except as explicitly authorized in this Agreement or a separate written agreement with Seller, Distributor shall not service, repair, modify, alter, replace, reverse engineer, or otherwise change the Tools it leases or rents to Customers.

Section 17.05 Warranties Disclaimer; Non-Reliance. EXCEPT FOR THE LIMITED EXPRESS WARRANTIES DESCRIBED IN SECTION 17.02, (A) NEITHER SELLER NOR ANY PERSON ON SELLER’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; (ii) FITNESS FOR A PARTICULAR PURPOSE; OR (iii) PERFORMANCE OF TOOLS TO STANDARDS SPECIFIC TO THE COUNTRY OF IMPORT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF, EXCEPT AS SPECIFICALLY DESCRIBED IN SECTION 17.02 OF THIS AGREEMENT.

ARTICLE XVIII
Indemnification

Section 18.01 Distributor General Indemnification. Subject to the terms and conditions of this Agreement, including those set out in Section 18.03, Distributor (as “Distributor Indemnifying Party”) shall indemnify, defend, and hold harmless Seller and its parent, officers, directors, partners, members, shareholders, employees, agents, Affiliates, successors, and permitted assigns (collectively, “Seller Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees, and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by a Seller Indemnified Party or awarded against Seller Indemnified Party (collectively, “Losses”), arising out of or relating to any Claim of a third party:

(a) relating to a breach or non-fulfillment of any representation, warranty, or covenant under this Agreement by Distributor Indemnifying Party or Distributor Indemnifying Party’s Personnel;

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(b) alleging or relating to any negligent or more culpable act or omission of Distributor Indemnifying Party or its Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement or the performance of any service or technician job related to the Tools;

(c) alleging or relating to any bodily injury, death of any Person (except for any Seller Indemnifying Party Personnel) or damage to real or tangible personal property caused by the acts or omissions of Distributor Indemnifying Party or its Personnel;

(d) relating to a purchase of a Tool by any person or entity purchasing directly or indirectly through Distributor Indemnifying Party and not directly relating to a claim of Limited Warranty breach;

(e) relating to any failure by Distributor Indemnifying Party or its Personnel to comply with any applicable Laws; or

(f) alleging that the Distributor Indemnifying Party breached its agreement with a third party as a result of or in connection with entering into, performing under, or terminating this Agreement.

Section 18.02 Seller General Indemnification. Subject to the terms and conditions set out in Section 18.03, Seller (as “Seller Indemnifying Party”) shall indemnify, hold harmless, and defend Distributor and its officers, directors, employees, agents, Affiliates, successors, and permitted assigns (collectively, “Distributor Indemnified Party”) against all Losses incurred by Distributor Indemnified Party, arising out of or resulting from any Claim of a third party alleging or relating to:

(a) a breach or non-fulfillment of any material representation, warranty, or covenant under this Agreement by Seller Indemnifying Party or Seller Indemnifying Party’s Personnel;

(b) any grossly negligent or more culpable act or omission of Seller Indemnifying Party or its Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement; or

(c) any bodily injury, death of any Seller Indemnifying Party Personnel, or damage to real or tangible personal property of Distributor Indemnified Party caused by the willful or grossly negligent acts or omissions of Seller Indemnifying Party or its Personnel.

Notwithstanding anything to the contrary in this Agreement, this Section 18.02 does not apply to any claim (whether direct or indirect) covered under Section 18.04 or any claim (whether direct or indirect) for which a sole or exclusive remedy is provided for under another section of this Agreement, including Section 9.04 and Section 17.04.

Section 18.03 Exceptions and Limitations on General Indemnification. Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party is not obligated to indemnify or defend an Indemnified Party against any claim (whether direct or indirect) if the claim or corresponding Losses arise out of or result from the Indemnified Party’s or its Personnel’s:

(a) gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b) bad faith failure to materially comply with any of its obligations set out in this Agreement.

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Section 18.04 Sole Remedy. ARTICLE XVIII SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY FOR EACH INDEMNIFIED PARTY FOR ANY LOSSES COVERED BY ARTICLE XVIII.

ARTICLE XIX
Limitation of Liability

Section 19.01 No Liability for Consequential or Indirect Damages. IN NO EVENT IS EITHER PARTY OR THEIR REPRESENTATIVES LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES, OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF: (A) WHETHER THE DAMAGES WERE FORESEEABLE; (B) WHETHER OR NOT THE BREACHING PARTY WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) ON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

Section 19.02 Maximum Liability for Damages. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL SELLER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED 50% THE TOTAL OF THE AMOUNTS PAID TO SELLER UNDER THIS AGREEMENT IN THE 1 YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM OR $1,000,000 USD, WHICHEVER IS LESS. THE FOREGOING LIMITATIONS APPLY EVEN IF THE DISTRIBUTOR’S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

ARTICLE XX
Insurance

Section 20.01 Mutual Insurance Obligations. During the Term and for a period of 12 months thereafter, each Party shall, at its own expense, maintain and carry in full force and effect the following insurance policies with financially sound insurers:

(a) Commercial/comprehensive general liability insurance including contractual, products and completed operations insurance, covering all operations and work hereunder of not less than $1,000,000 USD for bodily injury and property damage. Such insurance shall specifically refer to the Agreement and shall specifically cover on a primary basis the liability assumed by Distributor hereunder;

(b) Automobile liability insurance of not less than $1,000,000 USD including all owned, hired and non-owned vehicles used in connection with the operations and work performed, only applicable to Distributor if Distributor plans to include the use of a motor vehicle.

(c) Umbrella/excess liability no less than $5,000,000 USD in excess of the above listed insurance.

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(d) On a Party’s request, the other Party shall provide the requesting Party with a certificate of insurance from the insured Party’s insurer evidencing the insurance coverage specified in this Section. The certificate of insurance shall name the other Party as an additional insured. Each Party shall provide the other Party with 30 Business Days’ advance Notice in the event of a cancellation in its insurance policy. Except where prohibited by Law, Distributor shall require its insurer to waive all rights of subrogation against Seller and its insurers.

ARTICLE XXI
Miscellaneous

Section 21.01 Further Assurances. On Seller’s request, Distributor shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, reasonably necessary to give full effect to this Agreement.

Section 21.02 Entire Agreement.

(a) Subject to ARTICLE IV, this Agreement, including and together with any related exhibits, schedules, attachments, and appendices, together with the Purchase Order Transaction Terms, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

(b) Without limitation of anything contained in Section 21.02(a), Distributor acknowledges that except for the representations and warranties contained in Section 17.01 neither Seller nor any other Person has relied on any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty arising from statute or otherwise in Law.

Section 21.03 Survival; Limitation of Actions. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein and related exceptions, limitations, or qualifiers survive the expiration or earlier termination of this Agreement for a period of 12 months after the expiration or termination; and (b) Sections 2.03, 2.04, 3.01 and Articles 13 through 19 of this Agreement, as well as any other provision that, to give proper effect to its intent, should survive such expiration or termination, survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified for a period of 12 months after expiration or termination. Notwithstanding any right under any applicable statute of limitations to bring a claim, no lawsuit or other action based on or arising in any way out of this Agreement may be brought by either Party after the applicable survival period’s expiration; provided, however, that the foregoing limitation does not apply to the collection of any amounts due to Seller under the Agreement; and provided, further, that any claims asserted in good faith with reasonable specificity and in writing by Notice before the applicable survival period’s expiration is not thereafter barred by the relevant period’s expiration, and these claims survive until finally resolved.

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Section 21.04 Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all Notices must be delivered by personal delivery, nationally recognized overnight courier, certified or registered mail (in each case, return receipt requested, postage prepaid) or email of a PDF document (with confirmation of transmission). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Seller:	HARD ROCK SOLUTIONS, LLC a subsidiary of Superior Drilling Products, Inc. 1583 East, 1700 South Vernal, Utah 84078 United States of America
Email: annette@teamsdp.com
Attention: Annette Meier

with a copy to:	Ewing & Jones, PLLC 6363 Woodway Drive Suite 1000 Houston, Texas 77057
Email: rewing@ewingjones.com
Attention: Mr. Randolph Ewing

Notice to Distributor:	BIN ZAYED PETROLEUM for INVESTMENT LTD 17th Floor, Emaar Tower, Emaar Bulevard, Downtown, Dubai, UAE
Email: e.envia@binzayedpetroleum.com
Attention: Edward Envia

with a copy to:	CLYDE & CO PO Box 7001, Rolex Tower, Sheikh Zayed Road Dubai | UAE
Email: Fady.Maximos@clydeco.ae
Attention: Mr. Fady Maximos

Section 21.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. On a determination that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 21.06 Amendment and Modification. No amendment to or modification of or rescission, termination, or discharge of this Agreement is effective unless it is in writing and signed by an authorized Representative of each Party.

Section 21.07 Waiver. No waiver under this Agreement is effective unless it is in writing and signed by an authorized representative of the Party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion. None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement: (i) any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement; or (ii) any act, omission, or course of dealing between the Parties.

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Section 21.08 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by Seller of any right or remedy does not preclude the exercise of any other rights or remedies that may now or later be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Notwithstanding the previous sentence, the Parties intend that Distributor’s rights under Section, 9.03, Section 9.04, Section 17.04, Section 17.04 and each of the Parties’ rights under ARTICLE XVIII are Distributor’s exclusive remedies for the events specified therein.

Section 21.09 Equitable Remedies. Distributor acknowledges and agrees that (a) a breach or threatened breach by Distributor of any of its obligations under ARTICLE XVI or ARTICLE XXII would give rise to irreparable harm to Seller for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by Distributor of any of these obligations, Seller shall, in addition to any and all other rights and remedies that may be available to Seller at law, at equity, or otherwise in respect of this breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages do not afford an adequate remedy. Distributor agrees that it will not oppose or otherwise challenge the appropriateness of equitable relief, or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 21.09.

Section 21.10 Assignment, Delegation, and Subdistribution. Distributor may not assign any of its rights or delegate any of its obligations under this Agreement, including engaging any sub-agent, sub-lessor or Affiliate without the prior written consent of Seller.

Distributor may engage such third-party sub-agent, sub-distributor, or sub-lessor that intends to lease, rent, or otherwise distribute the Tools in the Territory, provided that Distributor:

(a) obtains the prior written consent of Seller, which consent Seller may withhold in its sole discretion;

(b) obtains Seller’s approval that the subject third-party has completed all of Seller’s required documentation and approvals for such an assignment or engagement; and

(c) prior to the commencement of any work by the sub-agent, sub-lessor, or sub-distributor, enters into a written agreement with such sub-agent, sub-lessor, or sub-distributor that binds the sub-distributor to terms that are at least as protective of the rights and information of Seller under this Agreement.

In all cases, Distributor is responsible for any acts or omissions of any of its Affiliates or subdistributors regarding the distribution of the Tools and, notwithstanding any delegation to Affiliates or use of subdistributors, Distributor shall continue to be responsible for its obligations and responsibilities under this Agreement.

Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement. Seller may assign any of its rights or delegate any of its obligations to any Affiliate or any Person acquiring all or substantially all of Seller’s assets without the consent of Distributor.

Section 21.11 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

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Section 21.12 No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 21.13 Dispute Resolution. In the event of a dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, “Dispute”), the Party seeking to settle the Dispute shall deliver Notice (each, a “Dispute Notice”) of the dispute to the other Party as follows:

The Distributor shall send the Dispute Notice to the CEO, Troy Meier of Seller at troy@teamsdp.com (or to another person of equivalent or superior position designated by Seller in a Notice to Distributor).

The Seller shall send the Dispute Notice to the DIRECTOR, Edward Envia of Distributor at e.envia@binzayedpetroleum.com (or to another person of equivalent or superior position designated by Distributor in a Notice to Seller).

The Parties shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within 20 Business Days after the applicable Dispute Notice’s delivery, either Party may file for arbitration in accordance with the provisions of Section 21.15.

Section 21.14 Governing Law. This Agreement shall be governed by and construed in accordance with the English Law.

Section 21.15 Arbitration. Any controversy or claim arising out of or relating to this Agreement that cannot be resolved in accordance with Section 21.13, or the breach thereof (including the amount of compensation payable hereunder or any question as to its existence, validity or termination) shall be referred to and finally resolved by arbitration under the Arbitration Rules of the DIFC-LCIA Arbitration Centre, which Rules are deemed to be incorporated by reference into this Section 21.15. The arbitration shall (i) take place in Dubai, United Arab Emirates, (ii) be decided by 1 arbitrator and (iii) exclusively use the English language. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Section 21.16 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by email, electronic signature or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 21.17 Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement or a Purchase Order, for any failure or delay in fulfilling or performing any term of this Agreement or a Purchase Order (except for any obligations to make payments to the other Party under this Agreement), when and to the extent the failure or delay is caused by or results from acts beyond the impacted Party’s (“Impacted Party”) control, including the following force majeure events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) requirements of Law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority; (g) national or regional emergency; (h) strikes, labor stoppages, or slowdowns or other industrial disturbances; and (i) shortage of adequate power or transportation facilities. The Impacted Party shall give Notice within 2 Business Days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of the Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of 90 Business Days following Notice given by it under this Section 21.17, either Party may thereafter terminate the Purchase Order subject to the Force Majeure Event on 10 Business Days’ Notice.

Section 21.18 Reliance Disclaimer. Each Party confirms and agrees that, in deciding whether to sign this Agreement, it has not relied on any statement or representation by the other Party or anyone acting on behalf of such other Party related to the subject matter of this Agreement that is not in this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

HARD ROCK SOLUTIONS, LLC
a subsidiary of Superior Drilling Products, Inc.

By	/s/ Troy Meier
Name:	Troy Meier
Title:	CEO

BIN ZAYED PETROLEUM
for INVESTMENT LTD

By	/s/ Edward Envia
Name:	Edward Envia
Title:	Director

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Schedule 1

TOOLS

Seller’s ‘Drill N Ream’ or ‘DNR’, in all sizes in which Seller manufactures, which is has developed and solely and exclusively owns and is described in this Schedule 1.

There are no other Tools than the Drill N Ream included in this Agreement.

DRILL-N-REAM®

Improves Well Bore Quality

Drift diameter
Intended cutting diameter

Enlarges bore hole drift

Check one to optimize your drilling operation:

☐-Eliminate dedicated reamer runs

☐-Reduce torque and drag

☐-Lessen hook loads
- Shorten trip times
- Slash bead and mud friction reducer usage

☐-Diminish downhole vibration

☐-Enhance weight transfer to bit
- Elevate rate of penetration
- Improve differential pressure
- Minimize mud motor failures
- Lower mechanic specific energy
- Increase bit life

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Technical Specifications

Tool Size (ID)	1 1/2"- 3 3/4" *
Tool Size (OD)	4 3/4"-14 3/4" **
Length	8'-10'
Weight	350-1,200 lbs.
Connections	Any
Max Pull	Thread Dependent

*Tools can be customized for each application
**Tools supplied in 1/16" increment ranges

MADE IN THE
USA

Contact
Superior Drilling Products
435-781-2110
SDPI.com

SUPERIOR®
DRILLING PRODUCTS

Patented Features

- Opposing eccentric reamers with pdc cutters force each other into the formation
- Eccentric design enlarges bore hole drift to 1/16" or 1/8" over bit size
- Progressive blades incrementally shear the formation
- Diamond domes protect the pipe and pdc cutters when rotating in casing
- Profile relief draws formation into pdc cutters more efficiently

US Patents
8,752,649
8,813,877
8,851,205
9,163,460

DRILL-N-REAM®

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Schedule 2

TRADEMARKS & PATENTS

Registered Trademarks:

Ref No.	Mark	Registration	Goods/Services Class	Application No Filing Date & Country
3039.003.USTM	Drill-n-	U.S. Reg. No.	International	85/386,210
	Ream	4,207,933	Class 7	08/01/2011
United States		Sept 11, 2012		US
Supplemental
Register

Registered Patents:

Ref No./Patent No.	Country
3039.002.US	United States
3039.002.PCT	International
3039.002.AU	Australia
3039.002.CA	Canada
3039.002.CN	China
339.002.EP	Europe
3039.002.MX	Mexico
3039.003.US	United States
3039.003.PCT	International
3039.003.AR	Argentina
3039.006.US	United States
3039.006.USCN	United States
8,752,649	United States
8,813,877	United States
8,851,205	United States
9,163,460	United States
10458AU1	Australia

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Schedule 3

TERRITORY

The Middle East/North Africa region (“MENA”), excluding any countries where there are trade restrictions on US companies or the lease, rental or sale of US goods or services. If any of those restricted countries from MENA region become unrestricted country being allowed to do business with the United States of America again, then those countries are covered by MENA exclusivity rights of this agreement.

The MENA countries consist of: Algeria, Bahrain, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Qatar, Saudi Arabia, Syria, Tunisia, United Arab Emirates and Yemen.

Middle East and North Africa (MENA)

1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18

1. Morocco
2. Algeria
3. Tunisia
4. Libya
5. Egypt
6. Jordan
7. Syria
8. Lebanon
9. Iraq
10. Iran
11. Saudi Arabia
12. Kuwait
13. Bahrain
14. Qatar
15. UAE
16. Yemen
17. Oman
18. Israel

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Exhibit A

MARKET PENETRATION EXPECTATIONS

Market Penetration Expectations (MPE’s) with be jointly agreed to no later then October 31, 2022 for the 2023 calendar year. Parties agree MPE’s will be established and set for each of the following calendar years by October 31, of the previous year. Parties agree to support one and others efforts to achive high levels of Market Penetration throughout the life of this agreement.

EXHIBIT B

EXISTING MENA INVENTORY

[RedaCted CONFIDEntial information]

EXHIBIT C

PRICES

[RedaCted CONFIDEntial information]

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